Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
June 6, 2008
among
INNOVIVE PHARMACEUTICALS, INC.,
CYTRX CORPORATION,
CYTRX MERGER SUBSIDIARY, INC.
and
STEVEN KELLY
(As the Stockholder Representative)

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into on June 6, 2008, by and among INNOVIVE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), CYTRX CORPORATION, a Delaware corporation (“CytRx”), CYTRX MERGER SUBSIDIARY, INC., a Delaware corporation (“Merger Subsidiary”), and STEVEN KELLY, as the Stockholder Representative (as defined in Section 9.05).
     WHEREAS, the respective Boards of Directors of the Company, CytRx and Merger Subsidiary have determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective stockholders, and have approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”); and
     WHEREAS, in connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and prescribe certain conditions to the Merger, as provided herein; and
     WHEREAS, as an inducement to CytRx and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into a Support Agreement in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock (as defined below) owned by them in favor of the approval and adoption of this Agreement and the approval of the Merger;
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER; CLOSING
     SECTION 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02) Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”). Upon the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the DGCL. CytRx, in its capacity as the sole stockholder of Merger Subsidiary, hereby approves of the Merger and this Agreement.
     SECTION 1.02 Effective Time. Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective at or following the Closing (as defined in Section 1.09) upon the filing with the Secretary of State of the State of Delaware (the “Secretary of State”) of a certificate of merger in accordance with the requirements of the DGCL (the “Certificate of Merger”). When used in this Agreement, the term “Effective Time” means the date and time at which the Certificate of Merger is accepted by the Secretary of State for filing, or such later time as shall be set forth in the Certificate of Merger.

     SECTION 1.03 Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in Section 259 of the DGCL.
     SECTION 1.04 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:
     (a) each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;
     (b) each issued and outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) owned by the Company as treasury stock, or owned by any wholly owned subsidiary of the Company or by CytRx, Merger Subsidiary or any other subsidiary of CytRx, shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto; and
     (c) each issued and outstanding share of Company Common Stock other than shares of Company Common Stock referred to in paragraph (b) above and other than any Dissenting Shares (as defined in Section 1.05) shall be converted into the right to receive, as provided herein, an amount equal to the quotient determined by dividing (i) the sum of (1) $3,000,000, less the consideration, if any, paid or payable upon the termination pursuant to Section 1.07 of all outstanding Company Options (as defined in Section 5.02) (the “Initial Merger Consideration”) and (2) the Earnout Merger Consideration (determined as provided in Section 3.01), if any, by (ii) the fully diluted shares (as defined below) of Company Common Stock immediately prior to the Effective Time (such amount per fully diluted share of Company Common Stock, the “Merger Consideration”). For purposes of this Agreement, the term “fully diluted shares” means the sum of (i) all issued and outstanding shares (including any Dissenting Shares) of Company Common Stock and (ii) all shares of Company Common Stock issuable upon the exercise, in full, of all outstanding Company Warrants (as defined in Section 5.02) that will remain outstanding following the Effective Time as provided in Section 5.02. At the Effective Time, all issued and outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The holders of shares of Company Common Stock immediately prior to the Effective Time are sometimes collectively referred to herein as the “Company Stockholders.”
     SECTION 1.05 Dissenting Shares.
     (a) For purposes of this Agreement, “Dissenting Shares” means shares of the Company Common Stock held immediately prior to the Effective Time by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to the Company for purchase of such shares is duly made and perfected in accordance with Section 262 of the DGCL and not subsequently and effectively withdrawn or forfeited. Notwithstanding the provisions of Section 1.04(c) or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the Effective Time, but shall entitle the holder thereof to receive such consideration as may be determined to be due to holders pursuant to the DGCL, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 1.04(c) and in accordance with the DGCL.
     (b) The Company shall give CytRx (i) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of CytRx, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.
     SECTION 1.06 Payment of Merger Consideration.
     (a) The Initial Merger Consideration shall be payable in fully paid and non-assessable shares of the common stock, $0.001 par value per share, of CytRx (“CytRx Common Stock”), which shall be valued for this purpose at $0.94 per share (the “Initial Merger Consideration Price”).
     (b) Prior to the Effective Time, CytRx shall appoint an agent reasonably satisfactory to the Company to act as agent (the “Disbursing Agent”) for the payment of the Initial Merger Consideration upon surrender of certificates representing shares of Company Common Stock. At or prior to the Effective Time, CytRx shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company Stockholders certificates representing shares of CytRx Common Stock sufficient to pay the Initial Merger Consideration.
     (c) The Earnout Merger Consideration, if any, shall be payable as provided in Section 3.02. The provisions of this Section 1.06 also shall apply to the payment of any Earnout Merger Consideration.
     (d) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or any other entity, including a governmental authority (each, a “person”), who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or of uncertificated shares of Company Common Stock in book-entry form (“Book-Entry Shares”), and whose shares were converted into the right to receive the Initial Merger Consideration pursuant to Section 1.04(c), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent, and which shall be in such form and shall have such other customary provisions as CytRx may reasonably specify) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Initial Merger

Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly in exchange therefor the Initial Merger Consideration and such Certificate or Book-Entry Share shall forthwith be canceled. If payment is to be made to a person other than the person in whose name the Certificate or Book-Entry Share surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment of the Initial Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.06, each Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing shares of Company Common Stock owned by any subsidiary of the Company, CytRx, Merger Subsidiary or any other subsidiary of CytRx and shares of Company Common Stock held in the treasury of the Company, which shall have been canceled as provided in Section 1.04(b), and other than Certificates or Book-Entry Shares representing Dissenting Shares) shall represent for all purposes only the right to receive, as and when payable hereunder, the Merger Consideration multiplied by the number of shares of Company Common Stock evidenced by such Certificate or the number of Book-Entry Shares, without any interest thereon.
     (e) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged as provided in this Article I. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.
     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as CytRx may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Initial Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article I.
     (g) No certificate or scrip representing fractional shares of CytRx Common Stock shall be issued as part of the Initial Merger Consideration upon the surrender of the Certificates. In lieu thereof, each Company Stockholder otherwise entitled to a fraction of a share of CytRx Common Stock shall be entitled to receive an amount of cash (without interest) determined by multiplying the Initial Merger Consideration Price by the fractional share interest to which such holder would otherwise be entitled, less any applicable tax withholding. If a Company Stockholder surrenders more than one Certificate, any fractions of a share of CytRx Common Stock shall be aggregated for purposes of determining whether such Company Stockholder is entitled to a fraction of a share.
     (h) At any time after six months after the Effective Time, CytRx shall be entitled to require the Disbursing Agent to deliver to it any Merger Consideration which had been deposited by CytRx with the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of such Merger Consideration). Thereafter, holders of shares of Company Common Stock shall look only to CytRx (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of CytRx, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of CytRx, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.
     (i) CytRx, the Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
     SECTION 1.07 Treatment of Company Stock Options. At or prior to the Closing, the administrator of the Company Stock Plans (as defined below) shall have resolved under the Company Stock Plans to determine that each unexercised Company Option (as defined in Section 5.02) granted pursuant to the Company Stock Plans shall terminate immediately prior to the Effective Time, with any consideration due to the holders thereof being paid at such time, and the Company will take all necessary and appropriate action to effect the termination of all Company Options (including, but not limited to, the giving of any notice required under any agreement relating to Company Options). For purposes of this Agreement, the term “Company Stock Plans” means, collectively, the Company’s 2004 Stock Option Plan, 2007 Stock Option Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company at any time.

     SECTION 1.08 Treatment of Company Warrants. Effective immediately prior to the Effective Time, all unexercised Company Warrants (as defined in Section 5.02) shall, by their terms and without any action of the Company, either (a) be canceled, without any consideration to the holders thereof, and be of no further force or effect or (b) remain outstanding in accordance with the terms thereof and the holders thereof shall thereafter have the right to purchase and receive (in lieu of the shares of Company Common Stock) the Merger Consideration payable with respect to or in exchange for the number of shares of Company Common Stock purchasable immediately prior to the Effective Time upon the exercise thereof. If and to the extent Company Warrants outstanding at the Effective Time are subsequently cancelled, or terminate, without being exercised in full, all Merger Consideration otherwise payable with respect to such cancelled or terminated Company Warrants shall thereupon become the property of CytRx. The holders of Company Warrants immediately prior to or at any time after the Effective Time are sometimes collectively referred to herein as the “Company Warrant Holders.” CytRx shall cause the Surviving Corporation to comply with any provisions of Company Warrants regarding the issuance of replacement warrants in exchange for the surrender of Company Warrants that, by their terms, remain outstanding following the Effective Time.
     SECTION 1.09 The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, California 90067, commencing at 9:00 A.M., local time, on the second business day following the satisfaction or waiver of all conditions set forth in Article VII or such other place and date as the parties may mutually determine (the “Closing Date”). As soon as practicable following the Closing, the Company and Merger Subsidiary shall file with the Secretary of State the duly executed Certificate of Merger and such other documents as may be required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective.
ARTICLE II
THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS
     SECTION 2.01 Certificate of Incorporation. The Certificate of Incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to CytRx Oncology Corporation, unless and until amended in accordance with applicable law and the terms of this Agreement.
     SECTION 2.02 Bylaws. The Bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, unless and until amended in accordance with applicable law.
     SECTION 2.03 Directors and Officers. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers identified in the Certificate of Merger shall be the officers of the Surviving Corporation as of the Effective Time, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

ARTICLE III
EARNOUT MERGER CONSIDERATION
     SECTION 3.01 Net Sales; Determination of Earnout.
     (a) For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:
          (i) “Company License Agreements” has the meaning set forth in Section 3.01(a) of the Company Disclosure Schedule (as defined in Article V);
          (ii) “Earnout Merger Consideration” means the amounts set forth in the following table corresponding to the Surviving Corporation’s achievement of Net Sales (as defined below) indicated:

Net Sales	Earnout Merger Consideration
$2,000,000	$2,000,000
$15,000,000	$5,000,000
$30,000,000	$5,000,000
$40,000,000	$6,253,462
provided, that the final payment of the Earnout Merger Consideration (i.e., $6,253,462 payment corresponding to Net Sales of $40,000,000), shall be increased by the excess, if any, of (1) the Estimated Net Liabilities (as defined in Section 5.06(b)) of the Company as of the date of this Agreement over (2) the actual Net Liabilities (as defined in Section 5.06(b) but excluding up to $97,785 that may become due and payable to Davos Chemical Corporation) of the Company as of such date.
          (iii) “Earnout Period” means the period commencing upon the Effective Time and ending on the earlier of (1) the end of the first calendar year in which Net Sales equal or exceed $40,000,000 and (2) the expiration of the last of the patents licensed under the Company License Agreements;
          (iv) “Net Sales” means the sum of all “net sales” as defined in the Company License Agreements;
          (v) “Market Price” means, for any date: (i) if the CytRx Common Stock is then listed or quoted on a Trading Market (as defined below), the last sale price of the CytRx Common Stock on such date (or the nearest preceding Trading Day (as defined below) if such date is not a Trading Day) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P.; or (ii) if CytRx Common Stock is not then quoted for trading on a Trading Market and if prices for CytRx Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of CytRx Common Stock so reported; or (iii) in all other cases, the fair market value of a share of CytRx Common Stock as determined in good faith by the Board of Directors of CytRx;
          (vi) “Trading Day” means a day on which the principal Trading Market is open for business; and
          (vii) “Trading Market” means the following exchanges or markets on which the CytRx Common Stock is listed or quoted for trading on the date in question: The Nasdaq Capital Market; The Nasdaq Global Market; the Nasdaq Global Select Market; the American Stock Exchange; the New York Stock Exchange; or the OTC Bulletin Board.
     (b) Subject to the achievement of Net Sales as set forth in paragraph (a) above and to CytRx’s offset rights under Article IX, CytRx shall pay the related Earnout Merger Consideration as provided in Section 3.02.
     SECTION 3.02 Payment.
     (a) If, in a calendar year during the Earnout Period, the Surviving Corporation achieves Net Sales for such year in one or more of the amounts specified in Section 3.01(a), CytRx shall promptly, and in no event later than 90 days following the end of such year, pay and deliver to the Stockholder Representative, on behalf of the Company Stockholders, and reserve on behalf of the Company Warrant Holders the relevant Earnout Merger Consideration pursuant to Section 3.01(a). For clarity, the Earnout Merger Consideration shall be payable only with respect to the first year during the Earnout Period in which Net Sales as specified in Section 3.01(a) are achieved. For further clarity, the Relevant Earnout Merger Consideration shall be payable with respect to each level of Net Sales specified in Section 3.01(a) first achieved during such year. By way of example only, if, in the first calendar year during the Earnout Period for which Net Sales were at least $2,000,000, the Surviving Corporation achieves Net Sales of $17,000,000, the Earnout Merger Consideration payable by CytRx would be $7,000,000 (i.e., $2,000,000 + $5,000,000). In this example, no further Earnout Merger Consideration would be payable unless and until Net Sales for any calendar year equaled or exceeded $30,000,000.
     (b) Subject to the Equity Conditions (as defined below) and share limitation described below, the Earnout Merger Consideration, if any, shall be payable in shares of CytRx Common Stock valued for this purpose at the average of the daily Market Price during the ten-Trading Day period ending on the second Trading Day prior to CytRx’s payment of the Earnout Consideration or, in CytRx’s discretion, in cash, or by any combination of shares of CytRx Common Stock and cash. For purposes of this Agreement, the term “Equity Conditions” means, at the time of payment of any Earnout Merger Consideration, (i) CytRx Common Stock is listed for trading on a Trading Market and all of the shares issuable in payment of such Earnout Merger Consideration are listed or quoted for trading on such Trading Market, (ii) the shares of CytRx Common Stock comprising the Earnout Merger Consideration are registered, if necessary, under the Securities Act pursuant to an effective registration statement or otherwise will be freely tradeable upon issuance thereof, and (iii) there are sufficient authorized but unissued and otherwise unreserved shares of CytRx Common Stock for the issuance of all of the shares issuable in payment of such Earnout Merger Consideration. Notwithstanding the foregoing or any other provision of this Agreement, the maximum number of shares of CytRx Common Stock issued in payment of the Merger Consideration shall not exceed 18,145,013 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and like events with respect to CytRx Common Stock), unless such issuance shall have been approved by the requisite vote or consent of CytRx stockholders under applicable Trading Market listing standards. In the event that the Equity Conditions shall not have been satisfied, or if payment in shares of CytRx Common Stock of any Earnout Merger Consideration would cause such share limitation to be exceeded, CytRx shall, to the extent necessary, instead pay such Earnout Merger Consideration in cash.
     (c) No certificate or scrip representing fractional shares of CytRx Common Stock shall be issued as part of the Earnout Merger Consideration. In lieu thereof, each Company Stockholder otherwise entitled to a fraction of a share of CytRx Common Stock shall be entitled to receive an amount of cash (without interest) determined by multiplying the Market Price for purposes of the payment of such Earnout Merger Consideration by the fractional share interest to which such holder would otherwise be entitled, less any applicable tax withholding. If a Company Stockholder surrenders more than one Certificate, any fractions of a share of CytRx Common Stock shall be aggregated for purposes of determining whether such Company Stockholder is entitled to a fraction of a share.
     (d) CytRx shall afford the Stockholder Representative and his advisers and representatives, upon request, reasonable access to the books and records of the Surviving Corporation for purposes relating to the determination of Net Sales, provided that such access shall be limited to that portion of the books and records that relate to the calculation of Net Sales and provided further that prior to granting such access, the Stockholder Representative shall have entered into a confidentiality agreement on terms and conditions reasonably satisfactory to CytRx. If the Stockholder Representative disputes any Net Sales determination by CytRx, either party may make a demand for formal resolution in the manner provided in Section 9.04.
     SECTION 3.03 Transfer of the Surviving Corporation. No sale or transfer by CytRx of any beneficial ownership in the Surviving Corporation shall relieve CytRx of its obligations with respect to this Agreement, unless the purchaser of such interest shall agree in writing to assume all of CytRx’s obligations hereunder and to be bound by all of the terms and conditions of this Agreement (in which event, the term “CytRx” shall thereafter include such purchaser).
     SECTION 3.04 Earnout Rights Not Transferable. No person may sell, exchange, transfer or otherwise dispose of his, her or its right to receive the Earnout Merger Consideration, if any, other than by operation of law. Any transfer or purported transfer in violation of this Section 3.04 shall be null and voice ab initio and shall not be recognized by CytRx.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CYTRX AND MERGER SUBSIDIARY
     CytRx and Merger Subsidiary, jointly and severally, represent and warrant to the Company that, except as set forth in (i) the CytRx SEC Reports (as defined in Section 4.04) filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof or (ii) the disclosure schedule delivered to the Company by CytRx concurrently herewith (the “CytRx Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article IV, it being agreed that disclosure of any item on the CytRx Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the CytRx Disclosure Schedule:
     SECTION 4.01 Organization and Qualification. Each of CytRx and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of CytRx and Merger Subsidiary is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, licensed and in good standing would not reasonably be expected to have a CytRx Material Adverse Effect (as hereinafter defined). In this Agreement, the term “CytRx Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of CytRx or (ii) has a material adverse effect on CytRx’s ability to consummate the Merger; provided, that no change, event, circumstance, development or occurrence regarding the clinical hold placed by the U.S. Food and Drug Administration on Cytrx’s Phase II clinical trial as described in the CytRx SEC reports shall constitute or be considered a material adverse effect. True, accurate and complete copies of CytRx’s Amended and Restated Certificate of Incorporation and Bylaws and Merger Subsidiary’s Certificate of Incorporation and Bylaws, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.
     SECTION 4.02 Capitalization.
     (a) The authorized capital stock of CytRx consists of 150,000,000 shares of CytRx Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“CytRx Preferred Stock”). As of May 30, 2008, (i) 90,770,453 shares of CytRx Common Stock were issued and outstanding (exclusive of 633,816 shares held in treasury), all of which shares were duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 15,000 shares of CytRx Preferred Stock were designated as Series A Junior Participation Preferred Stock, (iii) no shares of CytRx Preferred Stock were issued and outstanding, and (iv) 17,583,203 shares of CytRx Common Stock were reserved for issuance upon exercise of outstanding stock options and warrants (the “CytRx Options and Warrants”).
     (b) The shares of CytRx Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws.
     (c) Except for the CytRx Options and Warrants, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements,

rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating CytRx or any subsidiary of CytRx to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CytRx or obligating CytRx or any subsidiary of CytRx to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of CytRx or any of its subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which CytRx or any subsidiary of CytRx is a party or is bound with respect to the voting of any shares of CytRx Common Stock.
     SECTION 4.03 Authority; Non-Contravention; Approvals.
     (a) Each of CytRx and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the respective Boards of Directors of CytRx and Merger Subsidiary. No other corporate proceedings on the part of CytRx or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or the consummation by CytRx and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of CytRx and Merger Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of CytRx and Merger Subsidiary, enforceable against CytRx and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (b) The respective Boards of Directors of CytRx and Merger Subsidiary, at meetings duly called and held, have unanimously approved this Agreement and the Merger. CytRx, in its capacity as the sole stockholder of Merger Subsidiary, hereby approves of this Agreement and the Merger.
     (c) The execution, delivery and performance of this Agreement by each of CytRx and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of CytRx or any subsidiary (as defined below) of CytRx under any of the terms, conditions or provisions of (i) the respective Certificates of Incorporation or the respective Bylaws of CytRx and Merger Subsidiary, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to CytRx or any CytRx subsidiary or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective

Time) the CytRx Required Statutory Approvals (as defined in Section 4.03(d)), or (iii) any contract, agreement, commitment or understanding (each, a “contract”) to which CytRx or any CytRx subsidiary is now a party or by which CytRx or any CytRx subsidiary or any of their respective properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) of this paragraph (c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a CytRx Material Adverse Effect and would not prevent or materially delay the consummation of the Merger. For purposes of this Agreement, the term “subsidiary” means, with respect to any person, any corporation or other entity of which such person owns, directly or indirectly, more than 50% of the capital stock or other equity interests generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     (d) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 under the Securities Act by CytRx with respect to the Merger (the “Registration Statement”) and applicable filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger (collectively, the “CytRx Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by CytRx or Merger Subsidiary or the consummation by CytRx or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a CytRx Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.
     SECTION 4.04 Reports and Financial Statements.
     (a) Since January 1, 2007, CytRx has filed with the SEC all material forms, statements, reports and documents, including all exhibits, post-effective amendments and supplements thereto (the “CytRx SEC Reports”), required to be filed by it under each of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the CytRx SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Company SEC Report filed with the SEC prior to the date hereof.
     (b) The financial statements of CytRx included in the CytRx SEC Reports (collectively, the “CytRx Financial Statements”) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of CytRx as of the dates thereof and the results of operations and changes in financial position of CytRx for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).
     SECTION 4.05 Proxy Statement/Prospectus. None of the information to be supplied by CytRx or Merger Subsidiary for inclusion in the Proxy Statement/Prospectus (as defined in Section 5.03(d)) will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply, as of its effective date, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by CytRx with respect to information supplied by the Company for inclusion therein.
     SECTION 4.06 No Violation of Law. Neither CytRx nor Merger Subsidiary is in violation of or has been given written (or, to the knowledge of CytRx and Merger Subsidiary, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a CytRx Material Adverse Effect. Neither CytRx nor any CytRx subsidiary is in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a CytRx Material Adverse Effect.
     SECTION 4.07 Material Contracts; Compliance with Contracts. The CytRx SEC Reports include a list of each contract to which CytRx or any CytRx subsidiary is a party or by which CytRx or any CytRx subsidiary or their respective assets are bound or affected as of the date hereof which is required to be disclosed in the CytRx SEC Reports (each, a “CytRx Material Contract”). With respect to each CytRx Material Contract (i) the CytRx Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to CytRx or any CytRx subsidiary, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither CytRx nor any CytRx subsidiary is in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of CytRx, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Material Contract.
     SECTION 4.08 Brokers and Finders. CytRx has not entered into any contract with any person that may result in the obligation of CytRx to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.
     SECTION 4.09 No Prior Activities of Merger Subsidiary. Except for obligations incurred in connection with its incorporation or organization and the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Merger Subsidiary has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.
     SECTION 4.10 Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of CytRx, threatened against, relating to or affecting CytRx or any CytRx subsidiary, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of CytRx, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Neither CytRx nor any CytRx subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a CytRx Material Adverse Effect.
     SECTION 4.11 Taxes.
     (a) CytRx and each CytRx subsidiary has timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined in Section 5.12) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the CytRx Financial Statements all material Taxes (as defined in Section 5.12) required to be paid. Neither CytRx nor any CytRx subsidiary has requested an extension of time within which to file a material Tax Return, which has not been since filed, except that CytRx has requested an extension of time within which to file its federal and California and Massachusetts state income tax returns for 2007 and such Tax Returns have not yet been filed. There are no liens for Taxes upon any property or asset of CytRx or any CytRx subsidiary, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against CytRx or any CytRx subsidiary, which has not been fully paid or adequately reserved or reflected in the CytRx SEC Reports, and there are no material unresolved issues of law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of CytRx or any CytRx subsidiary. Neither CytRx nor any CytRx subsidiary has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither CytRx nor any CytRx subsidiary is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the CytRx Financial Statements. Neither CytRx nor any CytRx subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.
     (b) CytRx and each CytRx subsidiary has withheld or collected and has paid over to the appropriate governmental entities (or are properly holding for such payment) all Taxes required to be collected or withheld, including with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to CytRx and Merger Subsidiary that, except as set forth in (i) the Company SEC Reports (as defined in Section 5.04) filed with the SEC prior to the date hereof and (ii) the disclosure schedule delivered to CytRx by the Company concurrently herewith (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article V, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:
     SECTION 5.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified and licensed to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company, or (ii) has a material adverse effect on the Company’s ability to consummate the Merger. True, accurate and complete copies of the Company’s Certificate of Incorporation and Bylaws, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to CytRx.
     SECTION 5.02 Capitalization.
     (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of May 30, 2008, (i) 14,610,003 shares of Company Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,689,101 shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock options (the “Company Options”), and (iv) 3,559,309 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Warrants (the “Company Warrants”). The outstanding shares of Company Common Stock, the Company Options and the Company Warrants were issued in compliance with all applicable securities laws. Since May 30, 2008, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued and (ii) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.
     (b) Section 5.02(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans and all holders of Company Options and Company Warrants, indicating with respect to each Company Option and Company Warrant, the number of shares of Company Common Stock subject to such Company Option and Company Warrant, the exercise price, the date of grant, and the expiration date thereof. The Company has delivered or made available to CytRx accurate and complete copies of all Company Stock Plans, the standard forms of stock option agreement and warrant agreement evidencing Company Options and Company Warrants, and any stock option agreements and warrant agreements evidencing a Company Option or a Company Warrant that deviates in any material manner from the Company’s standard forms of stock option agreement and warrant agreement.
     (c) Except for Company Options and Company Warrants, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.
     (d) The Company has no subsidiaries.
     SECTION 5.03 Authority; Non-Contravention; Approvals.
     (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders’ Approval (as defined in Section 5.17), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or, except for the Company Stockholders’ Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming with respect to this Agreement the due authorization, execution and delivery hereof by CytRx and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (b) The Company Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement and approve the Merger.
     (c) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or the Bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 5.03(d)) and the Company Stockholders’ Approval, or (iii) any Contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) of this paragraph (b), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.
     (d) Except for (i) the filing with the SEC of the Company’s proxy statement relating to the Company Stockholders’ Meeting (as defined in Section 6.07), which also shall constitute the prospectus of CytRx with respect to the shares of CytRx Common Stock to be issued as part of the Merger Consideration (the “Proxy Statement/Prospectus”), and other applicable filings pursuant to the Exchange Act, and) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger (collectively, the “Company Required Statutory Approvals”), and no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.
     SECTION 5.04 Reports and Financial Statements.
     (a) Since January 1, 2007, the Company has filed with the SEC all material forms, statements, reports and documents, including all exhibits, post-effective amendments and supplements thereto (the “Company SEC Reports”), required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Report filed with the SEC prior to the date hereof.
     (b) The financial statements of the Company included in the Company’s SEC Reports (collectively, the “Company Financial Statements”) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods then ended (subject in the case of any unaudited interim financial statements, to normal year-end adjustments).
     SECTION 5.05 Sarbanes-Oxley Act; Internal Accounting Controls. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s certifying officers have evaluated the effectiveness of its controls and procedures as of the date (such date, the “Evaluation Date”) prior to the filing date of the most recently filed periodic report under the Exchange Act. The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could adversely affect the Company’s internal controls.
     SECTION 5.06 Liabilities.
     (a) The Company had at March 31, 2008, and has incurred since that date and as of the date hereof, no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 2008 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the financial statements of the Company prepared in accordance with generally accepted accounting principles consistently applied.
     (b) Section 5.06(b) of the Company Disclosure Schedule sets forth the Company’s best estimate of the Net Liabilities (as defined below) of the Company as of the date of this

Agreement (the “Estimated Net Liabilities”). For purposes of this Agreement, the term “Net Liabilities” means Liabilities (as defined below) less the sum of all cash and equivalents and deposits of the Company. For purposes of this Agreement, the term “Liabilities” means all direct and indirect liabilities, indebtedness, obligations, commitments, claims, deficiencies, expenses, deferred income, guaranties and endorsements of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured, of the sort which would be reflected on a balance sheet of the Company prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Company Financial Statements.
     SECTION 5.07 Absence of Certain Changes or Events. Since December 31, 2007, (a) except with respect to the transactions contemplated by this Agreement, the Company has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.
     SECTION 5.08 Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     SECTION 5.09 Proxy Statement/Prospectus. None of the information to be supplied by the Company or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by CytRx or Merger Subsidiary for inclusion therein.
     SECTION 5.10 No Violation of Law. The Company is not in violation of and has not been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company is not in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     SECTION 5.11 Material Contracts; Compliance with Contracts.
     (a) The Company SEC Reports include a list of each contract, agreement, license, arrangement or understanding to which the Company is a party or by which the Company or its assets are bound or affected as of the date hereof (each, a “Material Contract”):
          (i) which is required to be disclosed in the Company SEC Reports;
          (ii) pursuant to which payments are required or acceleration of benefits is required upon a change of control of the Company or similar event;
          (iii) which is material to the Company’s assets, including the Company Intellectual Property and Company Technology (as those terms are defined in Section 5.18), or business and which requires the consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby; or
          (iv) which relates to (A) any acquisition by or from the Company, or any grant by or to the Company, of any right, title or interest in, under or to any Intellectual Property (as defined in Section 5.18), including Intellectual Property Licenses (as defined in Section 5.18), contracts, agreements, arrangements or understandings or (B) any covenant not to sue granted by the Company to any person or granted by any person to the Company for the benefit of the Company, with respect to any Intellectual Property, all of which Intellectual Property in clauses (A) and (B) is material to the Company, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business.
     (b) With respect to each Material Contract (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) the Company is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of the Company, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Material Contract.
     SECTION 5.12 Taxes.
     (a) The Company has timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined below) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all material Taxes (as defined below) required to be paid. The Company has not requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of the Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company, which has not been fully paid or adequately reserved or reflected in the Company SEC Reports, and there are no material unresolved issues of law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of the Company. The Company has not agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.
     (b) The Company has withheld or collected and has paid over to the appropriate governmental entities (or are properly holding for such payment) all Taxes required to be collected or withheld, including with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.
     (c) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous state, local or foreign law provision or otherwise, and “Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.
     SECTION 5.13 Employee Benefit Plans; ERISA; Employment Agreements.
     (a) The Company SEC Reports set forth or refer to each employee or director benefit plan, arrangement or agreement (other than immaterial plans, arrangements or agreements), including any (i) employment agreement or indemnification agreement, as well as (ii) any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), or bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plans as defined in Section 3(37) of ERISA (a “Multi-employer Plan”)) and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA, or with respect to which the Company or any such trade or business has any liability (the “Company Plans”).
     (b) (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or other IRS letter to the same effect and such letter has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the “qualified” status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company, there are no pending or threatened claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company, as of the date hereof, the Company has not received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company under Section 409, 502(c) or 502(l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, or could reasonably be expected to, (i) result in any material payment (including severance or “excess parachute payment” (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company under any Company Plan or any Material Contract, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     (d) The Company is not a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any agreement pursuant to which any such person is entitled to receive any benefits from the Company upon the occurrence of a change in control of the Company or similar event.
     SECTION 5.14 Labor Controversies. [Intentionally Omitted]
     SECTION 5.15 Environmental Matters. [Intentionally Omitted]
     SECTION 5.16 Title to Assets. The Company has good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise impair the Company’s assets, business or operations. With respect to real property leased by the Company, the Company is entitled to and has exclusive possession of such leased properties, and the leased properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the leased properties as currently used. To the knowledge of the Company, all leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and, to the knowledge of the Company, there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     SECTION 5.17 Company Stockholders’ Approval. The only vote or approval of the holders of any class or series of capital stock of the Company required for approval of this Agreement or the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholders’ Approval”). There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
     SECTION 5.18 Intellectual Property.
     (a) As used in this Agreement, the following capitalized terms have the meanings indicated below.
          (i) “Company Intellectual Property” means all Intellectual Property (as defined below) used in or necessary for the conduct of the business of the Company, or owned or held for use by the Company;

          (ii) “Company Technology” means all Technology (as defined below) used in or necessary for the conduct of the business of the Company, or owned or held for use by the Company;
          (iii) “Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (A) all patents and patent applications worldwide, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (B) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (C) all Internet domain names; (D) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (E) all Registrations (as defined below); and (F) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”);
          (iv) “Intellectual Property License” means (A) any grant by the Company to another person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Company Intellectual Property and/or Company Technology; and (B) any grant by another person to the Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology, including the Company License Agreements;
          (v) “Registrations” means any and all applications, registrations, licenses, authorizations and approvals submitted to the FDA or to an analogous regulatory authority anywhere outside of the U.S. (“Ex-U.S. Authority”), all material correspondence submitted to or received from the FDA or an Ex-U.S. Authority (including material minutes and official contact reports relating to any communications with the FDA or Ex-U.S. Authority) and all material supporting documentation and all clinical studies and material tests relating to Company Intellectual Property, and all material data contained in any of the foregoing, including any of the following filed with the FDA or Ex-U.S. Authority, including all analogous submissions filed outside of the U.S.: (A) all INDs and NDAs filed with the FDA; and (B) all marketing authorizations, regulatory drug lists, adverse event files, complaint files and material manufacturing records generated under or in connection with Company Intellectual Property that are held or beneficially owned by the Company, which are set forth in Section 5.18(b) of the Company Disclosure Schedule, as well as the information contained therein together with the pertaining registration dossiers;
          (vi) “Software” means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (D) all documentation, including user manuals and other training documentation, related to any of the foregoing; and
          (vii) “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in, displayed by or related to, or used in connection with, any of the foregoing.
     (b) Section 5.18(b) of the Company Disclosure Schedules sets forth an accurate and complete list of the following Company Intellectual Property: all issued Patents and pending Patent applications; registered Marks; pending applications for registration of Marks and material unregistered Marks; registered Copyrights; Internet domain names owned or filed by the Company or any of its subsidiaries; Registrations owned by the Company or to which the Company has rights of use or reference, in whole or in part. Section 5.18(b) of the Company Disclosure Schedules also lists (i) the record owner of each such item of Intellectual Property and (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed.
     (c) The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all Company Intellectual Property, Company Technology and Intellectual Property licensed to the Company under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by the Company in its business as presently conducted or proposed to be conducted, free and clear of all liens, claims, encumbrances and security interests. The Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable the Company to conduct its business in the manner in which it is currently being conducted or proposed to be conducted. The Company owns no proprietary Software.
     (d) The Company Intellectual Property, the Company Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business as presently conducted or proposed to be conducted, and the present business practices, methods and operations of the Company do not, to the knowledge of the Company, infringe, dilute, constitute an unauthorized use or misappropriation of, or violate any Intellectual Property, Technology or other right of any person. To the knowledge of the Company, no person is infringing, diluting, violating, misusing or misappropriating any Company Intellectual Property or Company Technology, and no claims of infringement, dilution, violation, misuse or misappropriation of any Company Intellectual Property or Company Technology have been made against any person by the Company.
     (e) The Company has taken reasonable security measures to protect the confidentiality and value of all Trade Secrets and any other material non-public, proprietary information of the Company (and any confidential information owned by a third person to whom the Company has a confidentiality obligation) which measures are reasonable in the industry in which the business operates. Each Company employee, consultant and independent contractor involved in the creation or development of any products, services, Intellectual Property or Technology related to the business of the Company has entered into a written non-disclosure and invention assignment agreement with the Company in a form provided to CytRx prior to the date hereof.
     (f) As of the date hereof, the Company is not the subject of any pending or, to the knowledge of the Company, threatened legal proceedings that involve a claim by any person against the Company of infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property, or that challenges the ownership, use, validity or enforceability of any Company Intellectual Property, Company Technology or Intellectual Property licensed to the Company under any of the Intellectual Property Licenses. The Company has not received oral or written notice of any such threatened claim. The Company Intellectual Property and the Company Technology, and all of the Company’s rights in and to the Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company under the Intellectual Property Licenses, to the knowledge of the Company, are valid and enforceable.
     (g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property, the Company Technology or any Intellectual Property licensed to the Company under the Intellectual Property Licenses. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Company Intellectual Property, Company Technology or Intellectual Property licensed to the Company under the Intellectual Property Licenses to any third person pursuant to any Contract to which the Company is a party or by which any assets or properties of the Company is bound.
     (h) The data and information in all regulatory filings and submissions by the Company to any regulatory agency, department, bureau or other government entity (collectively, “Regulatory Filings”) were and are accurate and reliable for purposes of supporting approval of the Regulatory Filings.
     (i) The Company has, prior to the date hereof, provided to CytRx copies of all of the Company’s Regulatory Filings and correspondence between the Company, its employees, agents or representatives, on the one hand, and the U.S. Food and Drug Administration or any other governmental or regulatory bodies or authorities in any state, country, territory or group of countries (including the European Union) (each of the foregoing a “Governmental Health Authority”), on the other hand.

     (j) No clinical trial that the Company has applied for, sought, proposed or commenced has been placed on clinical hold by any Governmental Health Authority or any institutional review board.
     (k) No Governmental Health Authority has informed the Company of any unresolved issues regarding any of Company’s product candidates.
     SECTION 5.19 Insurance. Section 5.19 of the Company Disclosure Schedule sets forth each insurance policy maintained by the Company and its subsidiaries as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by the Company (each, an “Insurance Policy”). Each Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.
     SECTION 5.20 Certain Payments. The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of the Company, or any other person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.
     SECTION 5.21 Brokers and Finders. The Company has not entered into any contract with any person that may result in the obligation of the Company or the Surviving Corporation to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Chartered Capital Advisers, Inc. (the “Company Financial Advisor”). A true, correct and complete copy of the fee agreement with the Company Financial Advisor has been made available to CytRx, and the Company has provided to CytRx a true, correct and complete copy of any and all other engagement or retention agreements with outside legal counsel, financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.
     SECTION 5.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the signed opinion of Company Financial Advisor, dated the date of this Agreement (the “Financial Advisor Opinion”), to the effect that, as of such date, and subject to customary assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders in the Merger is fair to such stockholders from a financial point of view. A true and complete copy of such Financial Advisor Opinion has been furnished for informational purposes only to CytRx, and such Financial Advisor Opinion has not been withdrawn, revoked or modified.

ARTICLE VI
COVENANTS
     SECTION 6.01 Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Schedule, after the date hereof and until the Effective Time or earlier termination of this Agreement, unless CytRx shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall:
     (a) conduct its business in the ordinary course of business consistent with past practice;
     (b) consult with CytRx, in advance, regarding the conduct and management of the Company’s clinical trials and other development activities;
     (c) use its commercially reasonable efforts to mitigate or compromise the Liabilities of the Company from time to time;
     (d) not (i) amend or propose to amend its Certificate of Incorporation or its Bylaws, (ii) split, combine, subdivide or reclassify any shares of outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;
     (e) not issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, except that the Company may issue shares upon the exercise of Company Warrants outstanding on the date hereof;
     (f) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any capital stock, assets or businesses of any other person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in the Company Disclosure Schedules hereto, (C) dispositions of obsolete or worthless assets or, or (v) enter into any contract with respect to any of the foregoing;
     (g) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them, other than as expressly permitted by the terms of this Agreement;
     (h) not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any directors, officers or employees of the Company, except in each such case (i) as may be required by applicable law or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
     (i) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
     (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;
     (k) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company or its subsidiaries are currently committed to make, (ii) capital expenditures consistent with the estimated amounts disclosed in the Company SEC Reports, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with CytRx), and (iv) repairs and maintenance in the ordinary course of business;
     (l) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future;
     (m) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;
     (n) not adopt a plan or agreement of complete or partial liquidation or dissolution;
     (o) not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) contained in the Company SEC Reports;
     (p) not agree to the settlement of any claim, litigation, investigation or other action that is material to the Company;
     (q) not enter into any contract that restrains, limits or impedes the ability of the Company or the Surviving Corporation to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company;
     (r) not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
     (s) not incur transaction costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, accounting and financial advisory fees, including fees payable to the Company Financial Advisor but excluding fees payable to Ropes & Gray LLP (collectively, “Transaction Costs”), in excess of $200,000 in the aggregate; and
     (t) not agree to take any of the foregoing actions.
     SECTION 6.02 Conduct of Business by CytRx Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the CytRx Disclosure Schedule, after the date hereof and until the Effective Time or earlier termination of this Agreement, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), CytRx shall:
     (a) conducts its business in the ordinary course of business consistent with past practice;
     (b) not (i) amend or propose to amend its Amended and Restated Certificate of Incorporation or its Bylaws, (ii) split, combine, subdivide or reclassify any shares of CytRx Common Stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of CytRx Common Stock;
     (c) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of it present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;
     (d) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

     (e) not adopt a plan or agreement of complete or partial liquidation or dissolution; and
     (f) not agree to take any of the foregoing actions.
     SECTION 6.03 Acquisition Proposals.
     (a) After the date hereof and until the Effective Time or earlier termination of this Agreement, the Company shall, and shall cause its directors, officers and investment bankers, attorneys, accountants, financial advisors and other advisors, agents or representatives (collectively, “Representatives”) to, (i) cease any discussions or negotiations that may be ongoing as of the date of this Agreement with any person with respect to an Acquisition Transaction (as defined below), (ii) request the prompt return or destruction of all confidential information relating to the Company previously furnished to such person and (iii) furnish CytRx with such information as it may request with respect to any recent discussions or negotiations with any person with regard to an Acquisition Proposal.
     (b) After the date hereof and until the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Representatives to, directly or indirectly, (i) initiate, solicit, induce, negotiate, encourage or provide non-public or confidential information to facilitate any inquiry that constitutes, or may reasonably be expected to lead to, a proposal or offer to acquire, in one or any series of transactions with such person (other than CytRx and Merger Subsidiary), any (A) license, sublicense or similar arrangement by the Company involving any Intellectual Property of the Company under any of the Company License Agreements, (B) acquisition of assets of the Company equal to 10% or more of the Company’s consolidated assets or to which 10% or more of the Company’s revenues or earnings on a consolidated basis is attributable, (C) acquisition of 10% or more of the outstanding Company Common Stock, (D) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the outstanding Company Common Stock or (E) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement (any such transactions being referred to herein as an “Acquisition Transaction”); or (ii) enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any person any non-public information or data, or afford access to the properties, books or records of the Company with respect to, any inquiries that constitute, or may reasonably be expected to lead to, an Acquisition Transaction, or otherwise knowingly facilitate any effort to attempt to make or implement any Acquisition Transaction.
     (c) Notwithstanding anything in this Agreement to the contrary, (i) prior to receipt of the Company Stockholders’ Approval, the Company may, in response to a bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a person or group (a “Potential Acquirer”) that was not solicited, initiated, induced or knowingly encouraged in violation of this Section 6.03 and which the Company Board of Directors determines, in good faith and after consultation with the Company Financial Advisor or other financial advisor and its outside legal counsel, is or could reasonably be expected to result in a Superior Proposal (as defined below), and only after the Company Board of Directors determines, in good faith and after consultation with the Company Financial Advisor or other financial advisor and its outside legal counsel, that such action is necessary to comply with its fiduciary duties to the Company’s stockholders under applicable law, (A) furnish (subject to the execution of a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement, dated April 2, 2008, between CytRx and the Company (the “Confidentiality Agreement”)) confidential or non-public information to, and negotiate with, such Potential Acquirer and (B) subject to Sections 6.03(d)-(e) below, resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 8.01(e), enter into agreements relating to, an Acquisition Proposal as to which the Company Board of Directors has determined in good faith constitutes a Superior Proposal and (ii) the Company Board of Directors may take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act and otherwise make disclosures required by applicable law. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification of, or proposal by the Company Board of Directors to withdraw or modify, the Directors’ Recommendation (as defined in Section 6.07), or an approval or recommendation or neutral position with respect to such Acquisition Proposal. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (c) and Sections 6.03(d) and (e) hereof shall not constitute a violation of paragraph (a) of this Section 6.03. The Company agrees to provide to CytRx, to the extent the Company shall not have done so previously, any information that it is providing to any Potential Acquirer pursuant to this Section 6.03 at substantially the same time as it provides it to such other Potential Acquirer. “Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the equity securities of the Company or all, or substantially all, of the assets of the Company made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated hereby, taking into account any offer by CytRx to amend the terms of this Agreement pursuant to Section 6.03(d) below.
     (d) The Company shall promptly notify CytRx after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to CytRx shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Thereafter, the Company shall keep CytRx informed on a current basis of any material changes in the status of any such Acquisition Proposal, including whether any such Acquisition Proposal has been withdrawn or rejected. The Company shall notify CytRx if the Company Board of Directors shall resolve to accept, or recommend, a Superior Proposal, in which event CytRx shall have the right, but not the obligation, to offer to amend the terms of this Agreement at any time during the four business-day period referred to in Section 8.01(e). The Company Board of Directors will review any proposal by CytRx to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether CytRx’s amended proposal upon acceptance by the Company would result in such Superior Proposal ceasing to be a Superior Proposal. If the Company Board of Directors so determines, it will enter into an amended agreement with CytRx reflecting CytRx’s amended proposal. If the Company Board of Directors continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects CytRx’s amended proposal, the Company may, on termination of this Agreement in accordance with Section 8.01(e), accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.
     (e) Except as expressly permitted by Section 6.03(c) or this Section 6.03(e), neither the Company Board of Directors, nor any committee thereof, shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CytRx, the Directors’ Recommendation or the approval or declaration of advisability by such Board of this Agreement and the Merger or (B) approve or recommend, or propose publicly to approve or recommend, the adoption of any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) cause, authorize or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or any similar agreement, with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.03(c)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, (x) the Company Board of Directors may withdraw or modify the Directors’ Recommendation, or recommend an Acquisition Proposal, if the Company Board of Directors determines in good faith, based on those matters as it deems appropriate after consulting with the Company Financial Advisor or other financial advisor and its outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law, and (y) if the Company Board of Directors receives an Acquisition Proposal that such Board determines in good faith constitutes a Superior Proposal, then the Company or its subsidiaries may terminate this Agreement pursuant to Section 8.01(e) and concurrently enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided, that, with respect to any termination pursuant to clause (y), the Company shall have complied in all material respects with its obligations under this Section 6.03 since the date of this Agreement and the Company pays CytRx the Termination Fee pursuant to Section 8.02 hereof concurrent with (and as a condition of) such termination.
     (f) After the date hereof and until the Effective Time or earlier termination of this Agreement, CytRx shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of CytRx, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.
     SECTION 6.04 Access to Information; Confidentiality.
     (a) Subject to applicable law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, sources of financing and other representatives reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the Effective Time to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
     (b) All nonpublic information provided to, or obtained by, a party regarding another party in connection with the transactions contemplated hereby shall be “Proprietary Information.” Notwithstanding the foregoing, the term Proprietary Information shall not include information that (i) is or becomes within the public domain through no act of the receiving party in breach of this Section 6.04, (ii) was in the possession of the receiving party prior to its disclosure or transfer hereunder, (iii) is independently developed by the receiving party, or (iv) is received from another source without any restriction on use or disclosure through no act of the receiving party in breach of this Section 6.04.
     (c) Except as specifically provided herein, each party agrees that it shall not disclose any Proprietary Information to any third party nor use any Proprietary Information of another party for any purpose other than as may be necessary in connection with the transactions contemplated hereby. The parties shall each protect all Proprietary Information with the same degree of care as it applies to protect its own proprietary information. As used herein, the term “third party” shall be broadly interpreted to include any corporation, company, partnership or individual.
     (d) Notwithstanding the foregoing, a party may disclose such Proprietary Information to its directors, officers, employees, consultants, agents and representatives who need to know such Proprietary Information in connection with the transactions contemplated hereby (it being understood that such directors, officers, consultants, agents and representatives shall be informed by the receiving party of the confidential nature of such Proprietary Information and will agree to be bound by the terms of this Section 6.04), provided, that, the receiving party agrees to be responsible for any breach of this Section 6.04 by such persons.
     (e) The parties agree that all communications with the other parties and all requests for information related thereto will be submitted only to persons specifically designated in writing by the parties.
     (f) In the event a party is legally requested or required to disclose Proprietary Information of the other party, the receiving party shall promptly notify the disclosing party of such request or requirement so that the disclosing party may seek an appropriate protective order or waive the provisions of this Section 6.04. In the event that such protection or other remedy is not obtained or that the disclosing party waives compliance, the receiving party agrees to furnish only that portion of the Proprietary Information which it is advised by counsel is legally required. Notwithstanding anything to the contrary in this Agreement, a disclosing party shall not be required to provide any information to any other party which it reasonably believes it may not provide to another party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the disclosing party or any subsidiary is required to keep confidential by reason of Contract, agreement or understanding with third parties.
     SECTION 6.05 Notices of Certain Events.
     (a) The Company and CytRx shall as promptly as reasonably practicable after executive officers acquire knowledge thereof, notify the other of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a Material Contract or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or CytRx, as the case may be that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 6.08, 6.09 or 6.11 or which relate to the consummation of the transactions contemplated by this Agreement.
     (b) Subject to the provisions of Section 6.03, each of the Company and CytRx agrees to give prompt notice to the other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a CytRx Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a CytRx Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 6.05(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     SECTION 6.06 Merger Subsidiary. CytRx will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Effective Time, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.
     SECTION 6.07 Meeting of the Company’s Stockholders. The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to establish a record date for, duly call, give notice of, and convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholders’ Approval and will use its reasonable best efforts (including postponing or adjourning the Company

Stockholders’ Meeting to obtain a quorum or to solicit additional proxies and, at CytRx’s request, retaining a proxy solicitation firm to assist in soliciting proxies) to obtain the Company Stockholders’ Approval; provided, however, that the Company shall be relieved of its obligations with respect to the Company Stockholders’ Meeting if the Company Board of Directors terminates this Agreement pursuant to Section 8.01(e) and pays CytRx the Termination Fee pursuant to Section 8.02 concurrent with (and as a condition of) such termination. Subject to Sections 6.03(c) and (e), the Company Board of Directors shall recommend that the Company’s stockholders vote to approve this Agreement, and the Proxy Statement/Prospectus shall contain the unqualified recommendation of the Company Board of Directors that its stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (the “Directors’ Recommendation”).
     SECTION 6.08 Registration Statement.
     (a) As promptly as practicable after execution of this Agreement, CytRx shall prepare and file with the SEC the Registration Statement containing the Proxy Statement/Prospectus and thereafter shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Proxy Statement/Prospectus shall, subject to Section 6.07, include the Directors’ Recommendation. CytRx, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Registration Statement, and CytRx shall promptly notify the Company of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company promptly copies of all correspondence between CytRx or its representatives and the SEC. CytRx shall give the Company and its counsel the opportunity to review the Registration Statement within a reasonable period of time prior to its being filed with the SEC and to review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments within a reasonable period of time prior to their being filed with, or sent to, the SEC. Each of the Company, CytRx and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the SEC has cleared the Registration Statement, the Company shall mail the Proxy Statement/Prospectus to the stockholders of the Company. Prior to the date of approval of the Merger by the Company’s stockholders, the Company shall correct promptly any information provided by it to be used specifically in the Registration Statement that shall have become false or misleading in any material respect, and CytRx shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.
     (b) The Company shall cooperate with CytRx in connection with investor meetings and customary “road show” presentations of CytRx. As part of such meetings and presentations, the Company understands and agrees that CytRx may provide information with respect to the Company’s clinical trials, product candidates and other assets and business, subject to customary confidentiality agreements.

     SECTION 6.09 Public Announcements. In connection with the execution and delivery of this Agreement, Cytx and the Company shall issue press releases in substantially the forms attached hereto as Exhibit C (the “Signing Releases”). CytRx, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of the Signing Releases. Except for the Signing Releases and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with The Nasdaq Capital Market (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
     SECTION 6.10 Expenses and Fees. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Subject to the limitation set forth in Section 6.01(r), within 30 days following the Closing Date, CytRx shall pay or cause to be paid any unpaid Transaction Costs.
     SECTION 6.11 Agreement to Cooperate.
     (a) Subject to the terms and conditions of this Agreement, including Section 6.03 and this Section 6.11, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of CytRx and the Company and their respective subsidiaries and to effect all necessary registrations, filings and submissions. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of the Company and CytRx, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent consummation of the Merger.
     (b) CytRx shall use its reasonable efforts to ensure that the Equity Conditions cited in Section 3.02(b) are met prior to the issuance of any shares of CytRx Common Stock that comprise the Earnout Merger Consideration and to obtain any necessary permits and approvals under all applicable state securities laws required to permit the distribution of the shares of CytRx Common Stock that comprise the Earnout Merger Consideration. This Section 6.11(b) shall survive the Effective Time and shall not terminate until the expiration of the Earnout Period and the payment of all Earnout Merger Consideration pursuant to Section 3.02.
     SECTION 6.12 Directors’ and Officers’ Indemnification.
     (a) After the Effective Time, CytRx shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or any of its subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Costs and Expenses”), arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its affiliates). In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) subject to this Section 6.12, (i) CytRx and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to CytRx, the Surviving Corporation and the Stockholder Representative, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) CytRx and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL and CytRx’s or the Surviving Corporation’s respective certificate or articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to CytRx or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither CytRx nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and, provided, further, that if CytRx or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to CytRx or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter, except to the extent that under applicable standards of professional conduct such counsel would have a conflict representing such Indemnified Party or Indemnified Parties.
     (b) In the event the Surviving Corporation or CytRx or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or CytRx shall assume the obligations of the Surviving Corporation or CytRx, as the case may be, set forth in this Section 6.12.
     (c) For a period of three years commencing immediately after the Effective Time, CytRx shall cause to be maintained, or shall cause the Surviving Corporation to maintain, in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries (provided that CytRx may substitute therefor policies, including a tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for CytRx’s directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that, if the aggregate annual premiums for such insurance shall exceed 125% of the current aggregate annual premium, then CytRx shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of not more than 125% of the current aggregate annual premium.
     (d) To the maximum extent permitted by applicable law, CytRx and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.12. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the DGCL or otherwise. The provisions of this Section 6.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.
     SECTION 6.13 Loan and Security Agreement. Concurrently with the execution and delivery of this Agreement, CytRx and the Company shall enter into the Loan and Security Agreement in substantially the form attached hereto as Exhibit B (the “Loan and Security Agreement”), and thereafter shall comply with their respective obligations in accordance with the terms thereof.
     SECTION 6.14 Exemption From Liability Under Section 16(b). CytRx and the Company shall cause their respective Boards of Directors and the Board of Directors of the Surviving Corporation to adopt prior to the Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law. The Company shall use reasonable efforts to provide the information to CytRx required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law.
     SECTION 6.15 Resignation of Officers. CytRx and Merger Sub hereby agree that the resignation of the Company officers required by Section 7.03(c) will not have any effect on any severance provision in any applicable employment, change in control or similar agreement or under the Company’s Employee Retention Program adopted in February 2008, in each of which case the officer’s resignation will not be deemed to be a voluntary resignation but rather a termination of employment by the Company.
     SECTION 6.16 Office Lease. Immediately after the execution of this Agreement, CytRx shall use its commercially reasonable efforts to remove Steven Kelly as a guarantor of the lease for the Company’s offices located at 555 Madison Avenue, 25th Floor, New York, New York 10022, to be effective at the Effective Time. If such removal is not effective at the Effective Time, CytRx and the Surviving Corporation shall (a) at the Effective Time, enter into a written agreement satisfactory to the Company and Mr. Kelly to indemnify, defend and hold harmless Mr. Kelly under such lease guarantee and (b) use their commercially reasonable efforts to have such removal effective as soon as possible after the Effective Time.
ARTICLE VII
CONDITIONS TO THE MERGER
     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:
     (a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL;
     (b) none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;
     (c) the Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
     (d) the issuance of the shares of CytRx Common Stock to be issued as the Initial Merger Consideration shall be exempt from registration, or shall have been appropriately registered or qualified, under applicable state securities laws;
     (e) the shares of CytRx Common Stock to be issued as part of the Initial Merger Consideration shall have been approved for listing on The Nasdaq Capital Market, effective upon notice of issuance; and
     (f) there shall not be pending any action, suit or other proceeding (i) seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from CytRx or Merger Subsidiary in connection with the Merger any damages that are material in relation to CytRx, or seeking to obtain from the Company any damages that are material in relation to the Company, (ii) seeking the sale, divestiture or disposition of any material assets or businesses of the Company, or (iii) otherwise seeking to limit the freedom of action of CytRx with respect to the material assets or businesses of the Company or of the Surviving Corporation.
     SECTION 7.02 Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
     (a) (i) the representations and warranties of CytRx and Merger Subsidiary set forth in Sections 4.03(a) — (c) (Authority; Non-Contravention) shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of CytRx and Merger Subsidiary contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or CytRx Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a CytRx Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of the CytRx to that effect; and
     (b) each of CytRx and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of CytRx to that effect.
     SECTION 7.03 Conditions to Obligations of CytRx and Subsidiary to Effect the Merger. Unless waived by CytRx and Merger Subsidiary, the obligations of CytRx and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
     (a) (i) the representations and warranties of the Company set forth in Sections 5.02 (Capitalization), 5.03(a) — (c) (Authority; Non-Contravention) and 5.22 (Opinion of Financial Advisor) shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made on and as of the Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. CytRx shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;
     (b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time, and CytRx shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;
     (c) CytRx shall have received the resignations, effective as of the Effective Time, of each member of the Company’s Board of Directors and of each officer of the Company; and
     (d) Dissenting Shares, if any, shall constitute less than 5% of the issued and outstanding shares of Company Common Stock.

ARTICLE VIII
TERMINATION
     SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written consent of the Company and CytRx duly authorized by each of their respective Boards of Directors;
     (b) by either the Company or CytRx, if the Merger has not been consummated by September 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to (i) CytRx, if the failure of CytRx or Merger Subsidiary to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) the Company, if the failure of the Company to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) CytRx or the Company, if the failure of the Closing to occur on or before such date is due solely to the failure of the condition set forth in Section 7.01(c) notwithstanding the performance by CytRx of its obligations under Section 6.08;
     (c) by either the Company or CytRx, if (x) there has been a breach by the other of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a CytRx Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a CytRx Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party;
     (d) by either the Company or CytRx after ten days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger;
     (e) by the Company if, prior to receipt of the Company Stockholders’ Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, complies with its Termination Fee payment obligations under Section 8.02 hereof and gives CytRx at least four business days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 8.02 shall have been received by CytRx;

     (f) by CytRx, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to CytRx in any material respect the Directors’ Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of CytRx or any group of which any affiliate of CytRx is a member) or any other circumstance in which a Company Adverse Recommendation Change shall have occurred; or
     (g) by CytRx, if the Company shall have received an Acquisition Proposal from any person and the Company Board of Directors took a neutral position or made no recommendation with respect to such Acquisition Proposal and did not publicly reaffirm the Directors’ Recommendation in favor of the Merger and the transactions contemplated hereby after a reasonable amount of time (and in no event more than five business days following such receipt) has elapsed for the Company Board of Directors to review and make a recommendation with respect to such Acquisition Proposal; or
     (h) by CytRx or the Company if the stockholders of the Company fail to approve the Merger at the Company Stockholders’ Meeting (including any adjournment or postponement thereof).
     SECTION 8.02 Termination Fee. The Company shall pay to CytRx a termination fee in an amount in cash equal to $1,500,000 (the “Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 8.01(e); (ii) CytRx terminates this Agreement pursuant to Sections 8.01(f) or (g); (iii) CytRx terminates this Agreement pursuant to Section 8.01(c), provided that such termination is as a result of the Company’s breach of Section 6.03; or (iv) CytRx or the Company terminates this Agreement pursuant to Section 8.01(h), provided, in the case of this clause (iv), that (A) after the date hereof and prior to the Company Stockholders’ Meeting, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal. Payment of the Termination Fee under this Section 8.02 shall be paid by wire transfer of same-day funds to an account designated by CytRx, in the event of payment pursuant to clause (i) above on the date of termination of this Agreement, in the event of payment pursuant to clauses (ii) or (iii) above within three business days following the date of termination of this Agreement, and in the event of payment pursuant to clause (iv) above, on the date of the execution and delivery by the Company of the definitive agreement regarding such Acquisition Proposal. CytRx acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any document or instrument delivered in connection herewith, the rights set forth in clause (iii) of this Section 8.02 shall be the sole and exclusive remedy of CytRx, Merger Subsidiary and their respective affiliates against the Company or its Subsidiaries or any of their respective affiliates with respect to the Company’s breach of Section 6.03 of this Agreement (excluding any willful breach of such provisions).
     SECTION 8.03 Effect of Termination. In the event of termination of this Agreement by either CytRx or the Company pursuant to the provisions of Section 8.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, CytRx, Merger Subsidiary or their respective officers or directors (except as set forth in the first sentence of Section 5.21, Section 6.04(b) — (d) and (f), Section 6.10, Section 8.02 and this Section 8.03, and Article X, all of which shall survive the termination). Nothing in this Section 8.03 shall relieve any party from liability for fraud or any willful breach of this Agreement.
ARTICLE IX
OFFSET
     SECTION 9.01 Survival. The parties agree that, regardless of any investigation made by or on behalf of CytRx and Merger Subsidiary, the representations, warranties, covenants and agreements of the Company contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing until the last day of the statute of limitations period for any third-party claim relating thereto.
     SECTION 9.02 Offset.
     (a) Subject to paragraph (b) below, CytRx shall be entitled to offset against the Earnout Merger Consideration, if any, (i) the amount, if any, by which the actual Net Liabilities of the Company as of the date of this Agreement (excluding up to $97,785 that may become due and payable to Davos Chemical Corporation) exceed the Estimated Net Liabilities, (ii) any and all Losses (as defined below) incurred by CytRx, Merger Subsidiary or the Surviving Corporation (collectively, “Indemnitees”) by reason of any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement, and any misrepresentation contained in the Company Disclosure Schedule or in any written agreement or certificate entered into or executed in connection herewith and furnished to CytRx or Merger Subsidiary by or on behalf of the Company in connection with the transactions contemplated by this Agreement and (iii) the amount, if any, by which the actual deposits returned to or recovered by CytRx or the Surviving Corporation is less than the deposits reflected on Section 5.06(b) of the Company Disclosure Schedule. For purposes of this Agreement, the term “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, taxes, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals; provided, however, that Losses shall not include any amounts for which Indemnitees are actually reimbursed under any insurance policy.
     (b) Indemnitees shall have no right of offset under paragraph (a)(ii) above unless the cumulative aggregate Losses exceed $50,000, in which event Indemnitees shall have a right of offset for all Losses (including the first $50,000).

     SECTION 9.03 Offset Claims.
     (a) In the event Indemnitees determine to offset against the Earnout Merger Consideration, if any, any amounts pursuant to Section 9.02, CytRx shall a deliver notice (each, an “Offset Notice”) to the Stockholder Representative setting forth in reasonable detail a description of such amounts, whether the basis for such offset is clause (i), (ii) or (iii) of Section 9.02(a) and, with respect to any Losses claimed under clause 9(ii) of Section 9.02(a), the nature of the inaccuracy in or breach of representation, warranty, covenant or agreement of the Company to which such Losses relate. Upon delivery of an Offset Notice, CytRx shall, subject to paragraph (b) below and to Section 9.04, be entitled and authorized to withhold from the Earnout Merger Consideration, if any, as and when the Earnout Merger Consideration would otherwise be payable hereunder, the amounts set forth in the Offset Notice.
     (b) Within 30 days after the delivery of an Offset Notice to the Stockholder Representative, the Stockholder Representative may notify (the “Response Notice”) CytRx either that the Stockholder Representative agrees to the offset against the Earnout Merger Consideration of amounts as set forth in the Offset Notice or disputes all, or any portion of, the amounts claimed in the Offset Notice. If no Response Notice has been delivered to CytRx before the expiration of such 30-day period, the Stockholder Representative shall be deemed to have agreed, on behalf of the Company Stockholders, that all of the amounts set forth in the Offset Notice may be offset pursuant to this Article IX, and CytRx may thereafter offset against the Earnout Merger Consideration, if any, and retain, as and when the Earnout Merger Consideration would otherwise be payable hereunder, such amounts. If the Response Notice is delivered to CytRx before the expiration of such thirty 30-day period and disputes a portion, but not all, of the claimed amounts, then the Stockholder Representative shall be deemed to have agreed, on behalf of the Company Stockholders, that such undisputed amounts may likewise be offset pursuant to this Article IX.
     SECTION 9.04 Resolution of Conflicts. If the Stockholder Representative shall have timely delivered a Response Notice to CytRx disputing any amounts claimed in any Offset Notice, the Stockholder Representative and CytRx will attempt in good faith to agree upon the rights of the respective parties with respect to the disputes amounts. If the parties fail to reach such an agreement, either the Stockholder Representative or CytRx may make a written demand upon the other for formal resolution of the dispute and specifying the scope of the dispute. As soon as practicable, and in any event within 60 days, after such written notification, the parties and their respective representatives shall meet for one day with an impartial mediator, mutually agreed upon by the Stockholder Representative and CytRx for purposes of reaching an agreement on a dispute resolution alternative other than litigation. If an alternative method of dispute resolution is not agreed upon as a result of the one-day mediation, the parties may thereafter exercise any and all available rights and remedies. With respect to the one-day of mediation and any other mediation that may result from this Section 9.04, the parties shall cooperate with one another in selecting a mediator and in scheduling mediation proceedings, and shall act in good faith in such mediation. CytRx initially shall bear the costs of mediation, but shall be entitled to an offset against the Earnout Merger Consideration, if any, of all or a portion of such costs as determined in such mediation or any ensuing litigation.

     SECTION 9.05 Stockholder Representative.
     (a) If the Company Stockholders’ Approval is obtained as contemplated in this Agreement, then, as part thereof, immediately and automatically upon the Effective Time, and without any further action on the part of the Company Stockholders, each Company Stockholder shall be deemed to have consented to the appointment of Steven Kelly, as his, her or its representative and attorney-in-fact (the “Stockholder Representative”) for and on behalf of each such Company Stockholder, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by such Company Stockholder under this Agreement, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, the determination of the Liabilities of the Company as of the date of this Agreement, Net Sales and Losses; (ii) resolve any disputes with respect to the Liabilities of the Company as of the date of this Agreement, Net Sales and Losses; and (iii) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Stockholder Representative shall have all necessary authority and power to act on behalf of the Company Stockholders with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising from and taken pursuant to this Agreement, including matters contemplated by, but not specifically addressed in, this Section 9.05. The Company Stockholders will be bound by all actions taken by the Stockholder Representative in connection with this Agreement, and CytRx shall be entitled to rely on any action or decision of the Stockholder Representative as being the decision, act, consent or instruction of each and every Company Stockholder. Subject to Section 9.05(e) below, CytRx is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative. The Stockholder Representative shall have no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to any person for anything done, omitted to be done or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any expense to the Stockholder Representative unless the payment of such expense is made or provided for in a manner satisfactory to him. The reasonable legal fees and other expenses, if any, incurred by the Stockholder Representative in performance of his duties hereunder, not to exceed $20,000 in the aggregate, shall be advanced by CytRx. CytRx shall compensate the Stockholder Representative at the rate of $250 per hour, not to exceed $10,000 in the aggregate, for the performance of his duties hereunder. All such legal fees and expenses and compensation of the Stockholder Representative, including any such legal fees and expenses in excess of $20,000, shall be paid or reimbursed to CytRx or the Stockholder Representative, as the case may be, from the Earnout Merger Consideration, if any, before any payment thereof to the Company Stockholders.
     (b) This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and is not terminable by any Company Stockholder or by operation of law, whether by the death or incapacity of any Company Stockholder or the occurrence of any other event, and any action taken by the Stockholder Representative shall be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not the Stockholder Representative shall have received any notice thereof.
     (c) The Stockholder Representative shall establish and maintain a register of the Company Stockholders and the Company Warrant Holders for purposes of payment and distribution of the Earnout Merger Consideration, if any. CytRx shall be entitled to rely conclusively on such register for purposes of determining the persons to whom the Earnout Merger Consideration, if any, shall be payable hereunder.
     (d) The Stockholder Representative may resign as such at any time by giving 30 days’ prior notice to CytRx. Such resignation shall take effect upon the appointment of a successor Stockholder Representative as provided below. As a condition to the Stockholder Representative’s resignation, the Stockholder Representative shall appoint a successor Stockholder Representative. If a successor Stockholder Representative has not been appointed within such 30-day period, CytRx may petition any court of competent jurisdiction or may interplead the Stockholder Representative in a proceeding for the appointment of a successor Stockholder Representative. All fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be advanced by CytRx and shall be offset by CytRx against the Earnout Merger Consideration, if any.
     (e) Notwithstanding anything herein to the contrary, CytRx shall indemnify and hold harmless the Stockholder Representative from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees, which the Stockholder Representative may suffer or incur by reason of any action, claim or proceeding brought against the Stockholder Representative, in his capacity as such (but not in any other capacity), arising out of or relating in any way to this Agreement, any transaction to which this Agreement relates or the performance of the Stockholder Representative’s duties pursuant thereto unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Stockholder Representative.
ARTICLE X
MISCELLANEOUS
     SECTION 10.01 Non-Survival of Representations and Warranties. Except as otherwise provided in this Agreement, no representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time neither the Company, CytRx, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance, in whole or in part, after the Effective Time.
     SECTION 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company:
Innovive Pharmaceuticals, Inc.
555 Madison Avenue, 25th Floor
New York, New York 10022
Attention: Steve Kelly
Facsimile: (212) 716-1811
with a copy to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: W. David Mannheim, Esq.
                 and Alexander M. Donaldson, Esq.
Facsimile: (919) 781-4815
If to CytRx or Merger Subsidiary:
CytRx Corporation
11726 San Vicente Blvd., Suite 650
Los Angeles, California 90049
Attention: Steven A. Kriegsman
Facsimile: (310) 826-6139
with a copy to:
TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Attention: Sanford J. Hillsberg, Esq. and Dale E. Short, Esq.
Facsimile: (310) 201-4746
If to the Stockholder Representative and prior to the Effective Time:
Steven Kelly
c/o Innovive Pharmaceuticals, Inc.
555 Madison Avenue, 25th Floor
New York, New York 10022
Facsimile: (212) 716-1811

If to Stockholder Representative and after the Effective Time:
Steven Kelly
83 Mercer St. #3
New York, New York 10012
(917) 607-6015
     SECTION 10.03 Interpretation.
     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) “knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or CytRx, as the case may be, after reasonable inquiry of any person directly reporting to any such executive officer, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.
     (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     SECTION 10.04 Assignment; Governing Law; Forum. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of CytRx subject to the terms of this Agreement, in which case such assignee shall become the “Merger Subsidiary” for all purposes of this Agreement. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of Delaware, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10.02 of this Agreement.

     SECTION 10.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     SECTION 10.06 Amendments; No Waivers.
     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, CytRx and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     SECTION 10.07 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.12, which are intended for the benefit of the Company’s officers, directors, employees and agents, the provisions of Articles I, II and III, which are intended for the benefit of the Company Stockholders and the Company Warrant Holders, and Section 6.16, which are intended for the benefit of Steven Kelly, the Company’s President and Chief Executive Officer.
     SECTION 10.08 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
     SECTION 10.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INNOVIVE PHARMACEUTICALS, INC.

/s/ Steven Kelly Name: Steven Kelly
Title: President and Chief Executive Officer

CYTRX CORPORATION

/s/ Steven A. Kriegsman Name: Steven A. Kriegsman
Title: President and Chief Executive Officer

CYTRX MERGER SUBSIDIARY, INC.

/s/ Steven A. Kriegsman Name: Steven A. Kriegsman
Title: President and Chief Executive Officer

/s/ Steven Kelly

STEVEN KELLY
Signature Page to Agreement and Plan of Merger